EXHIBIT 99.1


                                  Press Release


FOR IMMEDIATE RELEASE:                          DATE:  September 17, 1998
Victoria, Texas


                                  PRESS RELEASE


                                   FVNB CORP.
                                       AND
                          FIRST VICTORIA NATIONAL BANK


Contact Person:     David M. Gaddis
                    President
                   (512) 573-6321

      The Board of Directors of First Victoria National Bank is pleased to announce that, effective September 17, 1998, First Victoria National Bank reorganized into a one bank holding company, FVNB Corp. As part of this transaction, each outstanding share of First Victoria National Bank common stock, par value $2.50 per share, was converted into, by operation of law, one share of FVNB Corp. common stock, par value $.01 per share. Shareholders do not need to take any action at this time. Share certificates which previously represented shares of common stock of First Victoria National Bank continue to represent a like number of shares of common stock of FVNB Corp.

      The Board of Directors of First Victoria believes that the holding company structure provides the best organizational vehicle by which it can serve its shareholders, customers and communities well into the future. The Board of Directors is committed to preserving First Victoria's community-oriented philosophy and independence. By modernizing its organizational structure, First Victoria is equipping itself to compete in the challenging markets it will face in the next century.

      First Victoria National Bank is a Victoria, Texas based national banking association with approximately $520 million dollars in total assets. First Victoria National Bank has branches in Victoria, Port Lavaca and Taft, Texas.

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in FVNB Corp.'s filings with the Securities Exchange Commission.